Exhibit 99.1

AlTi Tiedemann Global Announces CFO Transition

NEW YORK, NY, February 26, 2025 – AlTi Global, Inc. (“AlTi”) (NASDAQ: ALTI), today announced the appointment of Mike Harrington to Chief Financial Officer, effective immediately. Mr. Harrington replaces Stephen Yarad and brings nearly four decades of experience in financial services across the banking, investment management and asset management industries to the position.

“The board and I are thrilled to welcome Mike as we feel he brings the right mix of experience and expertise in key sectors to support our next phase of growth,” said Michael Tiedemann, Chief Executive Officer of AlTi. “We want to extend our thanks to Stephen for his contributions, which include securing over $450m in growth capital from our strategic partners Allianz X and Constellation Wealth Capital, as well as the initial deployment through several critical acquisitions. As we look ahead, we are confident that our financial function is employing discipline as we seek to optimize our capital structure for the path forward.”

Tim Keaney, Chair of the board at AlTi added, “Mike brings decades of experience in scaling organizations with a keen eye toward cost management and strategic financial oversight. I speak for the entire board in our support for Mike’s appointment, and our guidance as we ensure a seamless transition for the benefit of our shareholders.”

Mike will be reporting to President and Chief Operating Officer Kevin Moran, who will be overseeing the transition.

Additional Details

Mr. Harrington has nearly four decades of experience in the financial services sector. Prior to joining AlTi, he served as Chief Financial Officer of Republic First Bancorp (NASDAQ: FRBK). He previously spent 35 years in various operating roles within the banking, investment advisory and asset management sectors. Notably, he served as Executive Vice President and Chief Financial Officer of The Bryn Mawr Trust Company, a $5 billion asset institution that completed a sale to WSFS Financial Corp in 2021. He also served in CFO roles at Susquehanna Bancshares and First Niagara Financial Group. Mr. Harrington received an M.B.A. in Finance from Saint Joseph's University and a B.S. from Bloomsburg University in Pennsylvania.

About AlTi

AlTi is a leading independent global wealth manager providing entrepreneurs, multi-generational families, institutions, and emerging next-generation leaders with fiduciary capabilities as well as alternative investment strategies and advisory services. AlTi’s comprehensive offering is underscored by a commitment to impact or values-aligned investing. The firm currently manages or advises on over $77 billion in combined assets and has an expansive network with approximately 440 professionals across three continents. For more information, please visit us at www.alti-global.com.

Contacts

Investor Relations:

Lily Arteaga, Head of Investor Relations

investor@alti-global.com

Media Relations:

Emily Roy, Prosek Partners

pro-alti@prosek.com